Exhibit 99.1

PRESS RELEASE

NII Holdings, Inc.
10700 Parkridge Blvd., Suite 600
Reston, Va. 20191
(703) 390-5100
http://www.nii.com
Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NII Holdings Announces Final Results of Tender Offer
for the Conversion of its 3 1/2% Convertible Notes due 2033
RESTON, Va. —December 14, 2006 — NII Holdings, Inc. (Nasdaq: NIHD) (the “Company”) announced today the final results of its tender offer (the “Offer”) with respect to its 3 1/2% Convertible Notes due 2033 (the “Notes”) in which it offered to pay a cash inducement premium of $50.00, plus accrued and unpaid interest up to (but not including) the conversion date, for each $1,000 principal amount of Notes that are validly tendered and accepted for conversion into shares of the Company’s common stock pursuant to the terms of the Notes and subject to the conditions described in the Offering Circular, dated November 13, 2006, and the related Letter of Transmittal. The Offer expired at 5:00 p.m., New York City time, on December 12, 2006 (the “Expiration Date”).
As of the Expiration Date, $91,362,000 aggregate principal amount of the Notes, or 100% of the issued and outstanding Notes, were validly tendered for conversion and not validly withdrawn in the Offer. In accordance with the terms of the Offer, the Company has accepted for conversion all such validly tendered Notes and has issued 6,852,150 shares of the Company’s common stock and paid in cash an aggregate inducement premium of $4,568,100 and interest of approximately $790,535 to the holders of such Notes. The Company’s issuance of the shares of common stock in the Offer was made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Argentina, Brazil, Mexico, Peru and Chile, offering a fully integrated wireless communications tool with digital cellular service, text/numeric paging, wireless Internet access and Nextel Direct Connect(R), a digital two-way radio feature. NII Holdings, Inc., a Fortune 1000 company, trades on the NASDAQ market under the symbol NIHD and is a member of the NASDAQ 100 Index. Visit the Company’s website at http://www.nii.com.
Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc., a wholly-owned subsidiary of SprintNextel Corporation.
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